Exhibit 10.2

FAO Ian Hill,

Premex Services Ltd,

Premex House, Futura Park,

Middle brook,

Bolton,

BL6 6SX

28th June 2013

Dear Ian,

I am pleased to confirm the renewal of the Sales Finance Agreements between Premex Services Ltd, Premex Services (Liverpool) Ltd and Barclays Bank PLC, dated 12 May 2011, as Amended.

Amendments

●	The Minimum period of the agreements are amended to 24 months from the date that this letter is signed (which shall be the revised commencement period).

●

A Grouped Ceiling of £31,500,000 will be made available across UK Independent Medical Services Ltd, Premex Services Ltd and Premex Services (Liverpool) Ltd facilities upon written request by all entities (2 Directors signing per entity). For clarity, facility availability is to be calculated against each entities own debtor control account balance.

●

Special Condition 15 is to be deleted and replaced with; “ Days Sales Outstanding is to be a maximum of 290 days based on an invoice countback methodology. The Early Payment Percentage will be reduced by 1% for every day over 290 days. Days Sales Outstanding is to be reported monthly, relating to the position at the prior month end. The calculation is to be based on the combined position of Premex Services Ltd and Premex Services Liverpool) Ltd”.

●	Special Condition 18 (i) , (ii) and (iii) are to be deleted and replaced with the following as 18 (i) ;

Payments related to non working capital purposes are permitted, excluding acquisitions ; Subject to;

-	Barclays to be advised in advance when a non working capital payment is to be made;

-	£4,000,000 undrawn facility availability (headroom) is to be held at the time the payment is to be made (i.e. after the payment is made £4,000,000 headroom is to remain on that day);

-	£2,650,000 average monthly headroom is to be demonstrated for 3 months post a permitted payment (i.e. each of the 3 months post the payment are to evidence a minimum average headroom of £2,650,000 );

-

In the event of a headroom breach, a period of 5 working days is available to remedy the breach. If not remedied then the facility would be in breach and the standard and existing facility agreement rights would apply;

-	Premex Services Ltd to confirm UK taxes are paid upto date prior to making the payment.

-	No further Barclays Bank PLC consent is required regarding the permitted payments provided CID audits remain satisfactory, taxes are paid upto date and the above conditionality is met.

●

Special Condition 3 is to be amended to “The facility has been approved on the assumption that the customer will have notifiable debts of £55,000,000 in each financial year. Barclays to review pricing terms if breached.”

●	A renewal fee of £45,000 plus VAT is payable in respect of the facility renewal and amendment.

All other terms and conditions remain as previously stated.

The amendments will be implemented upon receipt of the signed copy of this letter.

I trust that you will find this acceptable however if you have any queries please do not hesitate to contact me.

Yours sincerely

Signed on behalf of Barclays Bank PLC – Sales Financing

/s/Stuart Wainwright

Stuart Wainwright

Relationship Director

0777 554 2014

We hereby acknowledge and confirm the amendment as detailed in facility amendment letter dated 28 June 2013.

/s/Ian Hill                                      28/06/13

………………………. Dated……………………

Signed For and on behalf of Premex Services Ltd – Director

/s/Donald Fowler                         28/06/13

………………………. Dated……………………

Signed For and on behalf of Premex Services Ltd – Director / Company Secretary

/s/Ian Hill                                       28/06/13

………………………. Dated……………………

Signed For and on behalf of Premex Services (Liverpool) Ltd – Director

/s/Donald Fowler                          28/06/13

………………………. Dated……………………

Signed For and on behalf of Premex Services (Liverpool) Ltd – Director / Company Secretary